EXHIBIT 2.1

                 STOCK & NOTE RECEIVABLE FOR OWNERSHIP AGREEMENT

         STOCK AND NOTE FOR OWNERSHIP AGREEMENT between Viking Capital Group, Inc. and Beijing Property Development Company Ltd.

                               ------------------

         For the acquisition by Beijing Property Development Company, Ltd. of ninety six percent (96%) of the ownership of Beijing Fei Yun Viking Enterprises Company, Ltd. a Peoples Republic of China Foreign Investment Enterprise Company in exchange for a certain note receivable and common and preferred stock of Viking Capital Group, Inc., a United States (US) of America corporation in the state of Utah.

         AGREEMENT, dated as of January 31, 2003 between Viking Capital Group, Inc., (hereinafter called Viking), and Beijing Property Development Company Ltd. (hereinafter called Property Development).

         Viking either owns or has the right to sell, transfer and exchange ninety six percent (96%) of the ownership of Beijing Fei Yun Viking Enterprises Company, Ltd. (hereinafter called the Company or Viking Enterprises). Property Development wishes to acquire ninety six (96%) of the ownership of Viking Enterprises in exchange for the return of Viking's 7,500,000 Treasury shares held at Viking Enterprises for acquisitions, 7,000,000 shares of the Common Restricted Stock of Viking, a US $6,500,000 Hebei Kangshun Feiyun Organic Waste Processing Company, Ltd. note to Viking and 1,800,000 Series 2001 Callable Preferred Stock of Viking (hereinafter referred to as Viking's Stock and note) and Property Development wishes to make said exchange.


         NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the parties do hereby agree as follows:

                           Section  1.  Exchange  of  Shares.  On the  terms and
subject to the conditions set forth in this Agreement, at the time of closing referred to in Section 3 hereof, Property Development will deliver or cause to be delivered to Viking 14,500,000 shares of Viking's Common Restricted Stock, 1,800,000 shares of Viking's Series 2001 Callable Preferred Stock and a US $6,500,000 note made out to Viking from Hebei Kangshun Feiyun Organic Waste Processing Company, Ltd. which is collateralized by 40% ownership of Hebei Kangshun Feiyun Organic Waste Processing Company, Ltd in exchange for which Viking will deliver or cause to be delivered to Property Development Ninety Six percent (96%) ownership of Beijing Fei Yun Viking Enterprises Company, Ltd.

                           Section 2.  Acquired  Viking  Enterprises  Ownership.
Viking Enterprises ownership shall be determined as follows:

(a) Amount. On the terms and subject to the conditions and adjustments set forth in this Agreement, and in exchange for the 7.5M Viking Common Shares, 1.8M Viking Series 2001 Callable Preferred Stock and $6.5M Hebei Kangshun Feiyun Organic Waste Processing Company, Ltd. Note made out to Viking.

(b) Closing Balance Sheet. Viking, at its sole expense, shall cause to be prepared and delivered to Property Development at the Closing,

                           (i)      An  unaudited  most recent  Closing  Balance
Sheet of the Company, which shall be prepared in accordance with GAAP accounting principles. In connection therewith Viking shall make available prior to the Closing all financial statements, worksheets and other information concerning the Closing Balance Sheet as Property Development may reasonably request. All costs and expenses of preparation of the Closing Balance Sheet shall be paid by Viking.

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                           Section  3.  -  Closing  Date  and  Materials  to  be
Delivered. The closing of the exchange transfer assignment and delivery of the Acquired Shares provided for in Section I hereof and the delivery by Property Development and Viking of the materials specified in Sections 12 and 13 hereof (the "Closing") shall take place by telephone on December 31, 2003. Exhange of ownership documents, stock certificates and power of attorneys for each stock certificate and the note receivable shall all be delivered prior to closing. Faxing of signed agreements and exhibits to the agreements and delivery of such agreements with original signatures via FedEx or other nationally recognized courier service post closing or such earlier date or location as is mutually agreed to by the parties (herein referred to as the "Closing" or the "Closing Date',); provided, however, that in the event that any condition to this Agreement referred to in Section 10 and 11 is not fulfilled or satisfied by such date, then any extensions shall be controlled by the provisions for extension of time set forth in Section 10 and 11.. In the event of postponement, the term "Closing Date" shall be deemed to mean the date upon which the transactions contemplated herein are actually consummated.

                           Section 4. Zhou Haiping and Wang Ping agree to resign
as officers of Viking as signified by their signatures herein below which positions they held as Vice Presidents of Viking.

                           Section 5. Left Blank Intentionally.

                           Section 6.   Representations   of   Viking.    Viking
represents to Property Development as follows:

(a) Organization and Qualification. Viking Enterprises is a corporation duly organized, validly existing and in good standing under the laws of the Peoples Republic of China and possesses full powers and authorities as a Foreign Investment Enterprise corporation under such laws, without limitation or restriction, and has the corporate power to own its properties and to carry on its business as it is now being conducted. Except as described in any Schedule hereto, there is not now pending or threatened, any dispute, controversy or proceeding that involves Viking Enterprises, including without limitation, any proceeding to dissolve it, to declare its corporate rights, powers, franchises or privileges, or any of them, null or void or in bankruptcy or for an arrangement or reorganization in any province or Central Government federal court.

(b) Certificate of Incorporation and By-Laws. Prior to closing the copies of the Certificate of Incorporation and the By-laws of the Viking Enterprises, as amended to date, shall have been delivered to Property Development. The minutes of all meetings of Viking Enterprises shareholders, Board of Directors and any committees of such Board have been delivered to Property Development prior to Closing, and there is no corporate action requiring approval by Viking Enterprises shareholders or Board of Directors which is not reflected in such minutes. The unanimous board of directors resolution agreeing to the sale contemplated herein, are attached hereto as schedule B.

(c) Capitalization. All of the currently outstanding ownership of any kind of Viking Enterprises proposed for this transaction are owned, or will be acquired prior to closing by Viking free and clear of any liens, claims or encumbrances whatsoever, and are validly issued and outstanding, fully paid and nonassessable. There are no outstanding options, subscriptions, warrants or other agreements of any kind obligating Viking Enterprises to issue any ownership of Viking Enterprises or options or rights with respect thereto; and there are no outstanding securities or instruments of any kind which are convertible into ownership of Viking Enterprises.

(d) Subsidiaries and Partnerships. Viking Enterprises is not a party to any partnership, joint venture or other agreement, which involves the sharing of profits or losses other then normal shareholder dividends.

(e) Conflicting Agreements and Consents. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will:

                     (i) conflict with the Certificate of Incorporation or By-laws of Viking Enterprises,

                     (ii) conflict with or result in a breach of, or give rise to a right, termination of, or accelerate the performance required by, any agreement to which Viking Enterprises, is now a party, or constitute a default thereunder, or in the creation of any liens, charges or encumbrances upon any property , or

                     (iii) other than the change to Chinese citizens owning 100% of Viking Enterprises which will cause upon the filing of the transfer of government documents for new ownership to cause Viking Enterprises to cease to be a Foreign Investment Enterprise, there is no conflict with any statute, regulation, ordinance, writ, injunction order, judgment, decree, license, permit or other governmental approval to Viking Enterprises or any of its assets is subject.

(f) Suits and Controversies. Except as listed and fully described in the financial statements or Schedule C, (waived) there are no actions, suits, proceedings or investigations pending, threatened against or affecting Viking Enterprises at law or in equity or before any federal, state or local court, board or other governmental or administrative agency. There are no controversies pending or threatened between Viking Enterprises and its agents or employees, except as listed in Schedule C.

(g) 2001 Year to date Financial Statement. Schedule D contains a true and complete Balance Sheet and income statement of Viking Enterprises, as of September 30, 2002; copies of which have been delivered to Property Development.

(h) Financial Statement. Viking has delivered to Property Development a true copy of the GAAP balance sheet and statement of income of Viking Enterprises for the year 2001. Such financial statements are complete and fairly present the financial position of Viking Enterprises as of December 31, 2001, and the results of operations for Viking Enterprises for the year then ended in conformity with GAAP accounting principles, copies of which are attached hereto as Schedule E.

(i) Absence of Undisclosed Liabilities. As of September 30, 2002, to the best of Viking's knowledge and belief, Viking Enterprise's had no liabilities or obligations (whether accrued, absolute, contingent or otherwise and whether due or to become due), which, individually or in the aggregate, were material and were not reflected in the financial statements of Viking Enterprises or the notes thereto as of such date or otherwise set forth in the attached Schedules, Viking does not know of any basis for the assertion against Viking Enterprises of any such liability or obligation arising out of a transaction entered into or any state of facts existing on or prior to such dates.

(j) Liabilities as of Closing. On the Closing, Viking Enterprises will have no material liabilities or obligations (whether accrued, absolute, contingent or otherwise and whether due or to become due) which are not fully reflected on the face of the Closing Balance Sheet.

(k) Tax Returns and Payments. Property Development waives the following by its signatures below as the buyers were the operating managers of Viking Enterprises and have access to the following: True and complete copies of all central government income tax returns relative to its operations for the calendar years ended 2001 and Viking will make available, upon request of Viking, copies of all central government, payroll and franchise tax returns relative to its operation for such years, any requests for extension of the filing of any returns currently due and copies, if any, of report of central government tax authorities relating to examinations of any tax returns for such years. There are no assessments of additional taxes threatened against Viking Enterprises or its properties than those listed in its financial statements. No waiver of any statute of limitations or agreement for extension of time for assessment in respect of any tax liability of Viking Enterprises is presently in effect.

(l) Title to Properties. At Closing, Beijing Fei Yun will not own or possess any interest in any real or personal property, whether tangible or intangible, except as set forth in the Viking Enterprise's 2001 Annual Statement and its September 30, 2002 statement, and at such date Viking Enterprises will have good and marketable title to all of such properties and assets, subject to no liens, mortgages, pledges or encumbrances 'whatsoever, except for the interest of any lending institution or individual lender as shown on the financial statement provided pursuant to
     Section 4 (h) hereof.

(m) Contracts. Except as otherwise described in Schedule F, as of the Closing Viking Enterprises will not be obligated by any commitments, contracts or agreements of any kind or nature in accordance with Section 6(a) hereof. Except as described in Schedule F or in the Viking Enterprise's financial statements or the notes thereto, there has been no breach or default or event, which with the lapse of time or notice or both, would constitute a breach or default on the part of Viking Enterprises under any commitment, contract or agreement of any kind or nature to which Viking Enterprises assets are subject.

(n) Ownership Charters. This section is waived by Property Development by their signatures below. The majority owners and officers of Property Development are also the Chairman, President, CEO and Vice President of Viking Enterprises and have access to these complete files. Schedule G which is Waived by their signatures below, is the ownership charters from the appropriate government authority which shows the following companies and their percentages owned by Viking Enterprises: 60% Beijing Golden Horse Great Wall Estate Construction Co., Ltd.; 100% Beijing Feiyun Chemical Trading Co., LTD; 40% Lianyungang East Sea Highway Development & Management Co, TTC

(p) Agreement to Amend Viking Enterprise. To be delivered and signed at closing.

(q)  INTENTIONALLY BLANK

(r) Employment. Viking Enterprises has no direct or indirect obligation or liability under any employment agreement, collective bargaining agreement or employee welfare or benefit plan, and Viking Enterprises has no contracts, agreements or other obligations to any employee or any affiliate of any employee.

(s)  Investment  Company.  Viking is not an  investment  Company  as  defined in
     Section 368(a)(2)(F)(iii) and (iv), or in any event a Company meeting the requirements of Section 368(a)(2)(F)(ii), of the US Internal Revenue Code.

(s) Bank Accounts and Depositories. Waived by Buyer, Property Development, by their signatures below.

(t) Non-competition Agreements. Viking Enterprises is not subject to any agreement limiting or imposing any condition upon its freedom to compete in any line of business or with any person or to utilize any information in its possession.

(u) Compliance with Law. To the best of Viking Enterprise's knowledge and belief, Viking Enterprises is not in violation of any law, regulation or rule or any writ, judgment, injunction, order or decree of any court or governmental authority whatsoever relating to conduct of its business and the ownership of its assets.

(v) Viking. Viking is a corporation duly organized and validly existing under the laws of the US and has full power and authority under its Certificate of Incorporation and By-Laws (Charter) and has the right to enter into and carry out the provisions of this Agreement for the sale of its 96% ownership of its subsidiary Beijing Fei Yun Viking Enterprise Company, Ltd. Viking has obtained all necessary approvals of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and Viking is not subject to any contract or agreement which prevents the consummation hereof or as to which the consummation of this Agreement would constitute a breach or default. This agreement has been duly executed and delivered by Viking and constitutes the legal, valid and binding obligation of Viking.

(w) Disclosure. No representation by Viking contained in this Agreement or in any Schedule, certificate, list or other document furnished or to be furnished by or on behalf of Viking pursuant to or in connection with this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are or were made, not misleading.

(x)  Intentionally left Blank.

                           Section 7.  Representations of Property  Development.
Property Development represents to Viking as follows:

(a) Organization and Qualification. Property Development is a corporation duly organized and validly existing under the laws of Peoples Republic of China and has full power and authority under its Certificate of Incorporation and By-Laws to enter into and carry out the provisions of this Agreement. Property Development has obtained all necessary approvals of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein on its part to be obtained, and Property Development is not subject to any contract or agreement which prevents the consummation hereof or as to which the consummation of this Agreement would constitute a breach or default or would result in the creation of any liens, charges or encumbrances upon the property of Viking Enterprises. No other consent is required to be obtained by Property Development to permit Property Development to acquire and exchange Viking common and preferred shares and a note receivable from Hebei Kangshun Feiyun Organic Waste Processing Company, Ltd. for Viking Enterprises ownership as contemplated herein which will be made out directly to Viking.

(b) Disclosure. No representation by Property Development contained in this Agreement or in any document furnished or to be furnished by or on behalf of Property Development pursuant to or in connection with this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are or were made, not misleading.

(c) Acquired for Investment. Property Development is acquiring the Acquired Viking Enterprises ownership for its own account and not with a view to any public distribution thereof.

                           Section  8.  Actions in  Preparing  for  Closing  and
Conduct of Business Prior to Closing:

(a) Prior to Closing, Property Development agrees to take or cause the following actions to be taken:

                           (i)  Upon  reasonable   advance  notice,   authorized
representatives of Property Development shall, during normal business hours, be permitted to confer with the Viking Enterprise's personnel and shall be given full and complete access to all properties, books, records, contracts and documents of Viking Enterprises. Viking Enterprises shall furnish to Property Development all information with respect to the affairs and business of Viking Enterprises as Property Development may reasonably request. Said inspection shall be completed by Property Development not later than January 19, 2003.

                           (ii) Viking  Enterprises  and Viking will operate the
Viking Enterprises business and properties only in the ordinary and regular conduct of its business; will not issue or grant options, interests or rights of any nature whatsoever in respect of any of its capital stock or declare or pay any dividend or make any distribution of any kind, except as shall be disclosed to Property Development prior to Closing; will not create or permit to be created any lien, charge or encumbrance on any of its properties.

                           (iii) The  "Company's"  Board of Directors will cause
Viking Enterprises to take such action as may be necessary to maintain, preserve, renew and keep in full force and effect its corporate existence, rights and franchises.

                           (iv)  Unless  otherwise   consented  to  by  Property
Development, Viking Enterprises will use its best efforts not to violate, or commit a breach of or a default under any commitment, contract or other agreement to which it is a party or to which any of its assets are subject or violate any applicable statute, regulation, ordinance, writ, injunction, order, judgment of decree of any court or other governmental agency.

                           (v) Except for those transactions  contemplated by or
referred to in this Agreement, Viking Enterprises will not enter into any borrowing or any other agreement or amendment to any existing agreement, except as shall be disclosed to Property Development prior to Closing.

                           (vi)  Viking  will use,  and  cause to use,  its good
faith best efforts to assist Property Development in obtaining the approval of any regulatory agency that may be required involving a transaction of this nature and size for the transfer of the Acquired Shares and note, as well as any other regulatory approvals the parties determine to be necessary.

                           (vii) Viking  Enterprises  will  continue to file all
tax returns in a timely manner (including any valid extensions) and to pay all taxes shown as due thereon, and Viking Enterprises will promptly furnish Property Development with a copy of all returns as filed.

(b) Prior to the Closing, Viking agrees to use its good faith and best efforts to obtain the approval of any state regulatory authority for the transfer of the Acquired Shares, as well as any other regulatory approvals which may be necessary to effectuate this Agreement and the transfer of assets and business contemplated by the parties. Property Development agrees to be responsible for handling all filings for change of ownership.

                           Section 9. Conditions Precedent to the Obligations of
Viking and Property Development.

All obligations of Viking and Property Development to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing, which are in addition to the conditions specified in Sections 10 and 11 of this Agreement:

(a) All regulatory, board of directors and shareholders approvals determined to be necessary by either of the parties shall have been obtained.

(b) Agreement to Amend Viking Enterprises' Charter and Delivery of Viking's shares with appropriate stock powers received by Viking Representatives. To be delivered and signed at closing or prior to closing.

                           Section 10.  Conditions  of  Termination  by Property
Development

(a)  If, at the Closing, any of the following conditions shall exist:

                           (i) Any regulator whose consent is necessary for this
Agreement shall have withdrawn any approval;

                           (ii) Any suit,  action or other proceeding before any
court or governmental agency shall have been instituted or threatened in which it is sought to restrain, prohibit, invalidate or set aside the transactions contemplated by this Agreement;

                           (iii)  Any  of  Viking  Enterprise's  representations
shall be inaccurate in any material respect as of the date they were made, and, except as to representations which are expressly limited to a state of facts existing at a time prior to the Closing, as of the Closing as if made on the Closing.

                           (iv)  Viking  shall have failed in any  material  way
with respect to perform or comply with any of its covenants, agreements or conditions required by this Agreement to be performed or complied with by it prior to the Closing; or

                           (v)  Viking  shall  have  failed  to  deliver  at the
Closing any of the items required by Section 12 to be delivered by it at such time;

                           (vi) In the event of  termination  of this  Agreement
pursuant to Section B (a)(ii), 10(a)(iii),10(a)(iv), 10(a)(v), 10(a)(vi), or 10(a)(vii), Property Development shall promptly return all Viking's documents pertaining to this exchange.

                           Section 11.  Conditions of Termination by Viking.

(a)  If at the Closing, any of the following conditions shall exist:

                           (i)  Any of  Property  Development's  representations
shall be inaccurate in any material respect as of the date they were made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing, at and as of the Closing as if made on the Closing; or

                           (ii)  Property  Development  shall fail to deliver at
the Closing any of the items required by Section 13 to be delivered by Property Development at such time; then, the closing Date shall be postponed at Vikings election, but in no event to later than February 31, 2003 at which time Viking may elect to terminate this Agreement.

                           Section 12. To be Delivered at Closing by Viking. The
following shall be delivered by Viking to Property Development at Closing:

(a) A certificate of the Chief Executive Officer of Viking certifying that each of the following attached items are true, correct and complete to the best of his knowledge and belief:

                           (i)  Certificate  of the Secretary of Viking dated as
of the Closing, setting forth the resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions herein provided for, and stating that none of such resolutions have been ended or rescinded;

(h) Such other documents and instruments as have been reasonably requested by Property Development or its counsel, including, without limitation, minute books, stock record books and any and all corporate and accounting books and records.

(i)  The Closing Balance Sheet provided for in Section 2(b).

                           Section 13. To be Delivered  by Property  Development
at the Closing.  The Following shall be delivered by Property Development at the
Closing:

                  a) Viking's 14,500,000 common restricted stock certificates made out to Viking
                  b) Viking's 1,800,000 Series 2001 Callable Preferred Stock made out to Viking
                  c) A note made out to the benefit of Viking in the amount of $6,500,000. directly from Hebei Kangshun Feiyun Organic Waste Processing Company, Ltd. collateralized by 40% ownership of Hebei Kangshun Feiyun Organic Waste Processing Company, Ltd.

                  d) A favorable opinion of counsel for Property Development, in form reasonably satisfactory to Viking and its counsel, to the effect:

                           (i) that this  Agreement  has been duly  executed  by
Property Development and constitutes a legally valid and binding obligation of Property Development; and (ii) that such corporation does not know of any regulatory or corporate approvals necessary to the consummation of the transaction contemplated by the definitive contract herein other than the normal filing of the change of ownership documents with the appropriate government agencies. In the event said regulations or corporate approvals become necessary, Property Development will take reasonable steps to obtain same.

                           Section 14. Intentionally left Blank.
                           15. Intentionally left Blank.

                           Section  14.  Survival  of the  Representations.  The
representations and agreements made by each of the parties to this Agreement shall survive the Closing and shall remain in full force and effect; provided, however, that one party shall make no claim for a breach of any representation unless it has given notice to the other party of the claim on or before the first anniversary of the Closing.

                           Section 15.  Intentionally Left Blank.

                           Section 16. Property Development shall obtain all PRC
required approvals and copies of such approvals will be sent to Viking upon receipt of approval from each government department post closing.

                           Section 17. Expenses. Viking and Property Development
shall pay their own expenses in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Property Development shall bear the cost of obtaining the regulatory approvals, if any, provided for in this Agreement.

                           Section  18.  Complete   Agreement.   This  Agreement
contains the entire agreement among the parties hereto with respect to the transactions described herein and may be amended, modified and supplemented only by a written instrument duly signed by the parties. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

                           Section 19.  Waiver.  Any term or  condition  of this
Agreement may be waived at any time by the party, which is entitled to the benefit thereof. Such waiver shall be in writing and shall be executed by the President or Vice President of such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on another occasion.

                           Section  20.   Notices.   All   notices   and   other
communications hereunder shall be in writing and shall, until contrary written instructions are given, be delivered personally to, by International Couriers or mailed first class, postage prepaid, registered or certified mail return receipt requested, addressed to:

If to Viking:                   Viking Capital Group, Inc.
                                Two Lincoln Centre  Suite 300
                                5420 LBJ Freeway
                                Dallas, TX 75240
                                Attn:   William J. Fossen

If to Property Development:     Beijing Property Development  Company, Ltd
                                No. 50 Dajuehutong Xicheng  District
                                Beijing, China
                                Attn:   Zhou Haiping

                           Section 21.  Governing Law. This  Agreement  shall be
construed and enforced in accordance with the laws of the State of Texas and China.

        IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed as of the date first above written.



                   BEIJING PROPERTY DEVELOPMENT COMPANY, LTD.




ZHOU HAIPING                                 WANG PING


/s/ Zhou Haiping                             /s/ Wang Ping
----------------------------                 ----------------------------
 Chairman & President                        Vice Chairman





                           VIKING CAPITAL GROUP, INC.


WILLIAM FOSSEN                               JOHN LU


/s/ William Fossen                           /s/ John Lu
----------------------------                 ----------------------------
Chairman & CEO                               Executive Director/Asian
                                             Pacific Operations